EXHIBIT 99.1

KESTREL ENERGY, INC.

                                                                      NEWS
FOR IMMEDIATE RELEASE:                                         Nasdaq-KEST
April 4, 2003

KESTREL ENERGY, INC. LISTING TO MOVE FROM NASDAQ SMALL CAP MARKET TO OVER THE COUNTER BULLETIN BOARD (OTC BB CODE KEST)

Denver, Colorado (April 4, 2003) - Kestrel Energy, Inc. (Nasdaq, SmallCap-KEST), an oil and gas exploration and production company, today announced that the listing of the Company's common stock will move from NASDAQ Small Cap to the Over the Counter Bulletin Board (OTCBB) symbol KEST on April 9, 2003.

This move follows receipt of a determination letter by NASDAQ indicating non-compliance with the $1 minimum share price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market at the opening of business on April 9, 2003. The Company will not appeal the determination. Effective with the opening of business on April 9, 2003, the Company expects its common stock to begin trading on the OTC Bulletin Board under the symbol "KEST".

The NASDAQ Stock Market Inc currently operates the OTCBB and has announced plans (subject to SEC approval) to convert the OTCBB into a new market called BBX in an effort to improve capital markets for smaller companies.

The BBX will have an electronic trading system with qualifying listing, income and asset requirements. According to the senior vice president of the NASDAQ Stock Market Mr McGrew "The BBX will offer a significant improvement over the OTCBB for qualifying small companies by increasing liquidity in the market for their securities, augmenting the opportunities to raise equity capital and conferring the recognition of trading on a listed market".

For more information on the future BBX exchange please visit the BBX website at www.bbxchange.com

In light of these developments the Company will not appeal the determination by NASDAQ on its continuing listing on NASDAQ Small Cap.

Headquartered in Denver, Kestrel has producing properties in New Mexico, Oklahoma, Texas and Wyoming.

Statements made in this press release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward-looking information. A description of the risks and uncertainties which are generally attendant to Kestrel Energy and its industry and other factors which could affect the Company's financial results are included in the Company's report to the Securities and Exchange Commission on Form 10-KSB.



                                    CONTACTS:
                              Kestrel Energy, Inc.
                             Barry Lasker, President
                                 (303) 295-0344
                                     E-mail:
                            mtemple@kestrelenergy.com